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Exhibit 21.1

Subsidiaries of Globalstar, Inc.

          As of August 1, 2006, the major subsidiaries of Globalstar, Inc., the jurisdiction of organization and the percent of voting securities owned by the immediate parent entity were as follows:

Subsidiary	Organized Under Laws of	% of Voting Securities Owned by Immediate Parent
GSSI, LLC	Delaware	100%
ATSS Canada, Inc.	Delaware	100%
Globalstar C, LLC	Delaware	100%
Mobile Satellite Services B.V.	Netherlands	100%
Globalstar Europe, S.A.R.L.	France	100%
Globalstar Europe Satellite Services, Ltd.	Ireland	100%
Globalstar Leasing LLC	Delaware	100%
Globalstar Licensee LLC	Delaware	100%
Globalstar Security Services, LLC	Delaware	100%
Globalstar USA, LLC	Delaware	100%
GUSA Licensee LLC	Delaware	100%
Government Services, L.L.C.	Delaware	75	%(1)
Globalstar Canada Satellite Co.	Nova Scotia, Canada	99	%(2)
Globalstar de Venezuela, C.A.	Venezuela	100%
Globalstar Colombia, Ltda.	Colombia	100%
Globalstar Caribbean Ltd.	Cayman Islands	100%
GCL Licensee LLC	Delaware	100%
Globalstar Americas Acquisitions, Ltd.	British Virgin Islands	100%
Globalstar Americas Holding Ltd.	British Virgin Islands	100%
Globalstar Gateway Company S.A.	Nicaragua	100%
Globalstar Americas Telecommunications Ltd.	British Virgin Islands	100%
Globalstar Honduras S.A.	Honduras	100%
Globalstar Nicaragua S.A.	Nicaragua	100%
Globalstar de El Salvador, SA de CV	El Salvador	100%
Globalstar Panama, Corp.	Panama	100%
Globalstar Guatemala S.A.	Guatemala	100%
Astral Technologies Investment Ltd.	British Virgin Islands	100%

(1)
25% is owned by an unaffiliated party

(2)
1% is owned by ATSS Canada, Inc.

          The names of five subsidiaries have been omitted. In the aggregate, these subsidiaries do not constitute a significant subsidiary as defined under SEC rules.

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  Exhibit 21.1
Subsidiaries of Globalstar, Inc.